UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 16, 2008 (October 13, 2008)

Psychiatric Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067
(Address of Principal Executive Offices)
(615) 312-5700
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective October 13, 2008, Psychiatric Solutions, Inc. (the “Company”) promoted Ronald M. Fincher to Co-Chief Operating Officer. Terrance R. Bridges, who has previously served as Chief Operating Officer, will now serve as the other Co-Chief Operating Officer.
     Mr. Fincher, 55, has been a Division President for the Company since April 2003. As a Division President, Mr. Fincher was responsible for managing the operations of multiple inpatient behavioral health care facilities owned by the Company. Previously, Mr. Fincher served as a Regional Vice President of Universal Health Services, Inc. from 2000 until 2003.
     On October 14, 2008, the Compensation Committee of the Company’s Board of Directors increased Mr. Fincher’s annual base salary to $400,000 and approved the grant of options to purchase 200,000 shares of the Company’s common stock and a restricted stock grant of 25,000 shares of the Company’s common stock. The options and shares of restricted stock will vest in 25% increments on each of October 14, 2009, October 14, 2010, October 14, 2011 and October 14, 2012. The exercise price for the options was the closing price of the Company’s common stock on the NASDAQ Global Select Market on October 13, 2008. Mr. Fincher’s cash bonus plan for the 2008 fiscal year and his participation in the Company’s 2008 Long-Term Equity Compensation Plan will not change as a result of his promotion.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.
Date: October 16, 2008	By:	/s/ Christopher L. Howard
Christopher L. Howard
Executive Vice President, General Counsel and Secretary